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Exhibit 10.1

As of November 20, 2002

George Rose
3041 Hutton Drive
Beverly Hills, California 90210

Dear Mr. Rose:

This letter confirms the terms of your employment by Activision Publishing, Inc. ("Employer"), on the terms and conditions set forth below.

1.    Term

        (a)  The initial term of your employment under this agreement shall commence on November 01, 2002 and expire on March 31, 2005, unless earlier terminated as provided below (the "initial term").

        (b)  Employer shall have the option to extend the initial term of this agreement for an additional successive one-year period. The initial term and the option period, if exercised, shall be referred to as the "term."

        (c)  Employer may exercise the option granted to it under this agreement by giving written notice to Employee at least sixty (60) days prior to the expiration of the initial term.

2.    Salary

        (a)  In full consideration for all rights and services provided by you under this agreement, you shall receive an annual base salary of $240,000 from the effective date of this Agreement to October 31, 2003. On November 1, 2003, your annual base salary will be increased to $260,000. On November 1, 2004, your annual base salary will be increased to $280,000. If Employer exercises its option pursuant to Paragraph 1(b), your annual base salary on November 1, 2005, will be increased to $300,000.

        (b)  Base salary payments shall be made in accordance with Employer's then prevailing payroll policy. Each base salary referred to in Paragraph 2(a) shall constitute your minimum base salary during the applicable period, and your base salary may be increased above the minimum at any time if Employer's Board of Directors (or the Compensation Committee of such Board of Directors), in its sole and absolute discretion, elects to do so. In the event of an increase in your base salary beyond the applicable minimum base salary for a particular period, such increased base salary shall then constitute your minimum base salary for all subsequent periods under this agreement.

        (c)  Employer shall not be required to actually use your services during the term of this agreement. You will not be permitted or authorized to act on behalf of Employer if Employer is not utilizing your services unless specifically authorized in writing to the contrary by Employer. If Employer chooses not to use your services, Employer will continue your coverage under Employer's health, life insurance and disability plans, and participation in Employer's 401(k) plan during this period. Payment of your base salary during the term of your employment under this agreement will discharge Employer's obligations to you hereunder. Your obligations to Employer under this agreement generally, and specifically with regard to Paragraph 8, shall continue throughout the term of this agreement. Moreover, you have an obligation to abide by the terms of the Employee Proprietary Information Act executed by you.

        (d)  In addition to your base salary, you may be eligible to receive an annual discretionary bonus. Your target bonus is 55%, provided that the actual amount of this bonus, if any, is within the sole and absolute discretion of the Employer's Board of Directors (or the Compensation Committee of the

Board of Directors). Certain of the criteria that will be considered to evaluate your eligibility for a bonus is your achievement of specific objectives and/or your contribution to the success of the corporate goals and objectives. Employer's overall financial performance will also be considered in determining whether any bonus is awarded and, if so, the amount. Discretionary bonuses, if granted, are generally paid to employees in May. You must remain continuously employed by Employer through the date on which the discretionary bonus is paid to be eligible to receive a bonus. Employer retains the right to modify, at any time, any and all of the criteria used to determine whether Employee is eligible for a bonus and, if so, the amount of any such bonus.

        (e)  You also are being granted, under the Activision Inc. ("company") existing or modified Board-approved stock option plan, a non-qualified stock option ("NQSO") to purchase 40,000 shares of the company's common stock. Such option is in addition to the stock options of Employer previously granted to you. The option to purchase 40,000 shares referred to above will vest ratably over four years, with one fourth of the amount granted vesting at the end of each year. The option will have an exercise price that will be the market low of such common stock on the date that it is issued, and will be governed in all other respects by the company's stock option plan in effect at the time of the grant.

3.    Title

        You are being employed under this agreement in the position of Sr. Vice President, Legal and Business Affairs and General Counsel.

4.    Duties

        You shall personally and diligently perform, on a full-time and exclusive basis, such services as Employer or any of its related or affiliated entities or divisions may reasonably require. You are also required to read, review and observe all of Employer's existing policies, procedures, rules and regulations as well as those adopted by Employer during the term of your employment. You will at all times perform all of the duties and obligations required by you under this agreement in a loyal and conscientious manner and to the best of your ability and experience.

5.    Expenses

        To the extent you incur necessary and reasonable business expenses in the course of your employment, you shall be reimbursed for such expenses, subject to Employer's then current policies regarding reimbursement of such business expenses.

6.    Other Benefits

        You shall be entitled to those benefits which are standard for persons in similar positions with Employer, including coverage under Employer's health, life insurance and disability plans, and eligibility to participate in Employer's 401(k) plan. Nothing paid to you under any such plans and arrangements (nor any bonus or stock options which Employer's Board of Directors (or the Compensation Committee of such Board of Directors), in its sole and absolute discretion, shall provide to you)) shall be deemed in lieu, or paid on account, of your base salary. You expressly agree and acknowledge that after the expiration or early termination of the term of your employment under this agreement pursuant to paragraph 9, you are entitled to no additional benefits, except as specifically provided under the benefit plans referred to above and those benefit plans in which you subsequently may become a participant, and subject in each case to the terms and conditions of each such plan. Notwithstanding anything to the contrary set forth above, you shall be entitled to receive those benefits provided by COBRA upon the expiration or earlier termination of this agreement.

7.    Vacation and Paid Holidays

        (a)  You will be entitled to paid vacation days in accordance with the normal vacation policies of Employer in effect from time to time, provided that in no event shall you be entitled to less than twenty (20) days of paid vacation per year.

  (b)
  You shall be entitled to all paid holidays given by Employer to its full-time employees.

8.    Protection of Employer's Interests

        (a)    Duty of Loyalty.    During the term of your employment, you will not compete in any manner, whether directly or indirectly, as a principal, employee, agent or owner, with Employer, or any affiliate of Employer, except that the foregoing will not prevent you from holding at any time less than five percent (5%) of the outstanding capital stock of any company whose stock is publicly traded.

        (b)    Property of Employer.    All rights worldwide with respect to any and all intellectual or other property of any nature produced, created or suggested by you during the term of your employment or resulting from your services which (i) relate in any manner at the time of conception or reduction to practice to the actual or demonstrably anticipated business of Employer, (ii) result from or are suggested by any task assigned to you or any work performed by you on behalf of Employer, or (iii) are based on any property owned or idea conceived by Employer, shall be deemed to be a work made for hire and shall be the sole and exclusive property of Employer. You agree to execute, acknowledge and deliver to Employer, at Employer's request, such further documents, including copyright and patent assignments, as Employer finds appropriate to evidence Employer's rights in such property.

        (c)    Confidentiality.    Any confidential and/or proprietary information of Employer or any affiliate of Employer shall not be used by you or disclosed or made available by you to any person except as required in the course of your employment, and upon expiration or earlier termination of the term of your employment, you shall return to Employer all such information which exists in written or other physical form (and all copies thereof) under your control. Without limiting the generality of the foregoing, you acknowledge signing and delivering to Employer the Activision Employee Proprietary Information Agreement and you agree that all terms and conditions contained in such agreement, and all of your obligations and commitments provided for in such agreement, shall be deemed, and hereby are, incorporated into this agreement as if set forth in full herein. The provisions of this paragraph shall survive the expiration or earlier termination of this agreement.

        (d)    Covenant Not to Solicit.    After the expiration of the term of this agreement or earlier termination of your employment pursuant to Paragraphs 9(a) or (b) of this agreement for any reason whatsoever, you shall not, either alone or jointly, with or on behalf of others, directly or indirectly, whether as principal, partner, agent, shareholder, director, employee, consultant or otherwise, at any time during a period of one (1) year following such expiration or termination, offer employment to, or directly or indirectly solicit the employment or engagement of, or otherwise entice away from the employment of Employer or any affiliated entity, either for your own account or for any other person firm or company, any person who was employed by Employer or any such affiliated entity during the term of your employment, whether or not such person would commit any breach of his or her contract of employment by reason of his or her leaving the service of Employer or any affiliated entity.

9.    Termination

        (a)    Employer.    At any time during the term of this agreement, Employer may terminate your employment under this agreement for your (i) willful, reckless or gross misconduct, (ii) negligent performance of job responsibilities, (iii) conviction of a felony or crime involving dishonesty or moral turpitude, or (iv) commitment of any prohibited conduct listed in Section 7.2 of Employer's Employee Handbook.

        (b)    Employee.    You may terminate your employment under this agreement (and, thereby, forfeit your right to receive any compensation or benefits under this agreement) (i) upon any relocation of the place at which you primarily are performing your services to Employer to a location which is outside Los Angeles County, or (ii) if Employer elects to not actually use your services and continues to pay your base salary pursuant to Paragraph 2(c) above for a period of one hundred twenty (120) consecutive days.

        (c)    Death or Disability.    In the event of your death during the term of this agreement, this agreement shall terminate and Employer only shall be obligated to pay your estate or legal representative the salary provided for above to the extent earned by your prior to your death. In the event you are unable to perform the services required of you under this agreement as a result of any disability, and such disability continues for a period of 60 or more consecutive days or an aggregate of 90 or more days during any 12-month period during the term of this agreement, then Employer shall have the right, at its option, to terminate your employment under this agreement. Unless and until so terminated, during any period of disability during which you are unable to perform the services required of you under this agreement, your base salary shall be payable to the extent of, and subject to, Employer's policies and practices then in effect with regard to sick leave and disability benefits.

        (d)    Termination of Obligations.    In the event of the termination of your employment under this agreement pursuant to Paragraph 9(a) or 9(b), all obligations of Employer to you under this agreement shall immediately terminate.

10.  Use of Employee's Name

        Employer shall have the right, but not the obligation, to use your name or likeness for any publicity or advertising purpose.

11.  Assignment

        Employer may assign this agreement or all or any part of its rights under this agreement to any entity which succeeds to all or substantially all of Employer's assets (whether by merger, acquisition, consolidation, reorganization or otherwise) or which Employer may own substantially, and this agreement shall inure to the benefit of such assignee.

12.  No Conflict with Prior Agreements

        You represent to Employer that neither your commencement of employment under this agreement nor the performance of your duties under this agreement conflicts or will conflict with any contractual commitment on your part to any third party, nor does it or will it violate or interfere with any rights of any third party.

13.  Representations and Warranties

        Employee represents and warrants that he has provided Employer with complete and accurate information regarding his skills and experience. Employee further represents and warrants that he has the skills and abilities to perform the job responsibilities for which he is being hired (see paragraphs 3 and 4, above) based on his skills and experience. Based on Employee's representations regarding his skills and abilities, Employer has agreed to hire and compensate Employee pursuant to the terms of this agreement.

14.  General Provisions

        (a)    Entire Agreement.    This agreement supersedes all prior or contemporaneous agreements and statements, whether written or oral, concerning the terms of your employment with Employer, and no amendment or modification of this agreement shall be binding unless it is set forth in a writing signed by both Employer and Employee. To the extent that this agreement conflicts with any of Employer's policies, procedures, rules or regulations, this agreement shall supersede the other policies, procedures, rules or regulations. Without limiting the generality of the foregoing, you acknowledge that this agreement supersedes your prior written agreement with Employer dated September 15, 1999, and such agreement is hereby declared terminated and of no further force and effect.

        (b)    No Broker.    You have given no indication, representation or commitment of any nature to any broker, finder, agent or other third party to the effect that any fees or commissions of any nature are, or under any circumstances might be, payable by Employer or any affiliate of Employer in connection with your employment under this agreement.

        (c)    Waiver.    No waiver by either party of any breach by the other party of any provision or condition of this agreement shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

        (d)    Prevailing Law.    Nothing contained in this agreement shall be construed so as to require the commission of any act contrary to law and wherever there is any conflict between any provision of this agreement and any present or future statute, law, ordinance or regulation, the latter shall prevail, but in such event the provision of this agreement affected shall be curtailed and limited only to the extent necessary to bring it within legal requirements.

        (e)    Expiration.    This agreement does not constitute a commitment of Employer with regard to your employment, express or implied, other than to the extent expressly provided for herein. Upon expiration of the term of this agreement, it is the contemplation of both parties that your employment with Employer shall cease, and that neither Employer nor you shall have any obligation to the other with respect to your continued employment. In the event that your employment continues for a period of time following the term unless and until agreed to in a new subscribed written document, such continuation of your employment shall be "at will," and may be terminated without obligation at any time by either party giving notice to the other.

        (f)    Choice of Law.    This agreement shall be governed by and construed in accordance with the laws of the State of California without regard to conflict of law principles.

        (g)    Immigration.    In accordance with the Immigration Reform and Control Act of 1986, employment under this agreement is conditioned upon satisfactory proof of your identity and legal ability to work in the United States.

        (h)    Venue and Jurisdiction.    The parties agree that all actions or proceedings initiated by either party hereto arising directly or indirectly out of this agreement shall be litigated in federal or state court in Los Angeles, California. The parties hereto expressly submit and consent in advance to such jurisdiction and agree that service of summons and complaint or other process or papers may be made by registered or certified mail addressed to the relevant party at the address set forth below. The parties hereto waive any claim that a federal or state court in Los Angeles, California, is an inconvenient or an improper forum.

        (i)    Severability.    If any provision of this agreement is held to be illegal, invalid or unenforceable under existing or future laws effective during the term of this agreement, such provisions shall be fully severable, the agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this agreement, and the remaining provisions of this agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal and enforceable.

        (j)    Legal Counsel.    Employee acknowledges that he has been given the opportunity to consult with legal counsel of his own choosing regarding this agreement. Employee understands and agrees that Activision's General Counsel, or any other attorney or member of management who has discussed any term or condition of this agreement with him, is only acting on behalf of the company and not on behalf of Employee.

        (k)    Right to Negotiate.    Employee hereby acknowledges that he has been given the opportunity to participate in the negotiation of the terms of this agreement.

        (l)    Services Unique.    You recognize that the services being performed by you under this agreement are of a special, unique, unusual, extraordinary and intellectual character giving them a peculiar value, the loss of which cannot be reasonably or adequately compensated for in damages, and in the event of a breach of this agreement by you (particularly, but without limitation, with respect to the provisions hereof relating to the exclusivity of your services and the provisions of paragraph 8 of this agreement).

        (m)    Injunctive Relief.    In the event of a breach or threatened breach of this agreement, you hereby agree that any remedy at law for any breach or threatened breach of this agreement will be inadequate and, accordingly, each party hereby stipulates that the other is entitled to obtain injunctive relief for any such breaches or threatened breaches. The injunctive relief provided for in this paragraph is in addition to, and is not in limitation of, any and all other remedies at law or in equity otherwise available to the applicable party. The parties agree to waive the requirement of posting a bond in connection with a court's issuance of an injunction.

        (n)    Remedies Cumulative.    The remedies in this paragraph are not exclusive, and the parties shall have the right to pursue any other legal or equitable remedies to enforce the terms of this agreement.

        (o)    Attorneys' Fees And Costs.    If either party brings an action to enforce, interpret or apply the terms of this agreement or declare its rights under this agreement, the prevailing party in such action, including all appeals, shall receive all of its or his attorneys' fees, experts' fees, and all of its or his costs, in addition to such other relief as may be granted.

15.  Notices

        All notices which either party is required or may desire to give the other shall be in writing and given either personally or by depositing the same in the United States mail addressed to the party to be given notice as follows:

To Employer:	3100 Ocean Park Boulevard Santa Monica, California 90405 Attention: Senior Vice President, Business Affairs and General Counsel

To Employee:	3041 Hutton Drive Beverly Hills, California 90210

        Either party may by written notice designate a different address for giving of notices. The date of mailing of any such notices shall be deemed to be the date on which such notice is given.

16.  Headings

        The headings set forth herein are included solely for the purpose of identification and shall not be used for the purpose of construing the meaning of the provisions of this agreement.

        If the foregoing accurately reflects our mutual agreement, please sign where indicated.

ACCEPTED AND AGREED TO:

Employer		Employee

By:	/s/ MICHAEL ROWE Michael Rowe Executive Vice President, Human Resources	By:	/s/ GEORGE ROSE George Rose

Date:	11/20/02	Date:	11/20/02

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  Exhibit 10.1